Exhibit (99)

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Erin Conroy, Media, (612) 761-5928
Target Media Hotline, (612) 696-3400

Target Corporation Reports First Quarter Earnings

•First quarter comparable sales grew 10.8 percent, driven by a 12.5 percent increase in average basket, as guests made fewer, bigger shopping trips.
•Store comparable sales increased 0.9 percent. Digital comparable sales grew 141 percent, accounting for 9.9 percentage points of Target’s comparable sales growth.
◦Digital comparable sales accelerated every month in the quarter, from 33 percent in February to 282 percent in April.
◦Stores fulfilled nearly 80 percent of Target’s first-quarter digital sales.
◦Same-day services (Order Pick Up, Drive Up and Shipt) grew 278 percent and accounted for approximately 5 percentage points of total Company comparable sales growth.
•The Company saw healthy market-share gains across all five of its core merchandise categories.
•First quarter GAAP EPS from continuing operations were $0.56, and Adjusted EPS1 were $0.59. This performance reflected hundreds of millions of dollars of incremental team member pay and benefits and investments to protect the health and safety of guests and team members.
•For additional media materials, please visit:
https://corporate.target.com/article/2020/05/q1-2020-earnings
MINNEAPOLIS (May 20, 2020) – Target Corporation (NYSE: TGT) today announced its first-quarter 2020 results, which reflect the impact of rapidly-evolving shopping patterns and
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[1]Adjusted EPS, a non-GAAP financial measure, excludes the impact of certain discretely managed items. See the tables of this release for additional information about the items that have been excluded from Adjusted EPS.

Target Corporation Reports First Quarter Earnings — Page 2 of 13

significant investments in response to the COVID-19 pandemic. The Company reported GAAP earnings per share (EPS) from continuing operations of $0.56 in first quarter, compared with $1.53 in 2019. First quarter Adjusted EPS were $0.59, compared with $1.53 in 2019. The attached tables provide a reconciliation of non-GAAP to GAAP measures. All earnings per share figures refer to diluted EPS.
“Throughout the first quarter, our team and guests faced unprecedented challenges arising from the spread of COVID-19. In the face of those challenges, our team showed extraordinary resilience as guests relied on Target as a trusted resource for their families. With our stores at the center of our strategy, and a significant investment in the safety of our team and guests, our operations had the agility and flexibility needed to meet the changing needs of our business,” said Brian Cornell, chairman and chief executive officer of Target Corporation. “With the dedication of our team, the benefit of a sustainable business model and a strong balance sheet, we are confident Target will emerge from this crisis an even stronger retailer, with higher affinity and trust from our guests.”

Fiscal 2020 Guidance
On March 25th, the Company withdrew its first quarter and full-year guidance given the unusually wide range of potential outcomes as a result of the highly fluid and uncertain outlook for consumer shopping patterns and government policies related to COVID-19. As a result of continued uncertainty, the Company did not provide second-quarter or updated full-year guidance.

Operating Results
The Company’s total comparable sales grew 10.8 percent in the first quarter, reflecting comparable digital sales growth of 141 percent. Total revenue of $19.6 billion grew 11.3 percent compared with last year, reflecting sales growth of 11.3 percent and a 7.7 percent increase in other revenue. Operating income was $468 million in first quarter 2020, down 58.7 percent from $1,135 million in 2019.
First quarter operating income margin rate was 2.4 percent in 2020 compared with 6.4 percent in 2019. First quarter gross margin rate was 25.1 percent, compared with 29.6 percent in
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2019. This decrease reflected the net impact of actions taken by the Company’s merchandising teams, including costs and inventory impairments related to the rapid slowdown in Apparel & Accessories sales, unfavorable category mix as guests stocked up on lower-margin categories like Essentials and Food & Beverage, and higher digital and supply chain costs, driven by unusually strong digital volume as well as investments in team member wages and benefits. First quarter SG&A expense rate was 20.7 percent in 2020, compared with 20.8 percent in 2019. First quarter SG&A results reflected higher compensation costs, including investments in wages and benefits, which were more than offset by the net impact of other factors, including leverage from strong sales growth.

Interest Expense and Taxes from Continuing Operations
The Company’s first quarter 2020 net interest expense was $117 million, compared with $126 million last year, reflecting lower average floating benchmark interest rates associated with the Company’s debt portfolio.
First quarter 2020 effective income tax rate from continuing operations was 13.9 percent, compared with 22.4 percent last year. First quarter 2020 effective income tax rate from continuing operations reflects the impact of lower pre-tax earnings and a larger impact from discrete tax benefits compared with last year.

Shareholder Returns
The Company returned $941 million to shareholders in first quarter 2020, including:
•Dividends of $332 million, compared with $330 million in first quarter 2019, reflecting a decline in share count offset by a 3.1 percent increase in the dividend per share.
•Share repurchases totaling $609 million that retired 5.7 million shares of common stock at an average price of $107.58.
Early in the first quarter, the Company exhausted the remaining capacity under the $5 billion share repurchase program approved in 2016 and began repurchasing shares under the new
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$5 billion repurchase program approved by Target’s Board of Directors in September 2019. As of the end of the first quarter, the Company had approximately $4.5 billion of remaining capacity under the 2019 repurchase program.
On March 25, 2020, the Company announced that it had suspended share repurchase activity as a result of the current environment and the Company’s commitment to maintain its strong investment-grade credit ratings.
For the trailing twelve months through first quarter 2020, after-tax return on invested capital (ROIC) was 13.4 percent, compared with 14.3 percent for the twelve months through first quarter 2019. The tables of this release provide additional information about the Company’s ROIC calculation.

Webcast Details
Target will webcast its first quarter earnings conference call at 7:00 a.m. CT today. Investors and the media are invited to listen to the meeting at Investors.Target.com (hover over “investors” then click on “events & presentations”). A replay of the webcast will be available within four hours of the meeting’s conclusion. The replay number is 800-391-9851.

Miscellaneous
Statements in this release regarding the Company’s future financial performance and future effects of COVID-19 on the Company’s business are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties which could cause the Company’s actual results to differ materially. The most important risks and uncertainties are described in Item 1A of the Company’s Form 10-K for the fiscal year ended Feb. 1, 2020 and Item 7.01 of the Company’s Form 8-K filed on May 20, 2020. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update any forward-looking statement.
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About Target
Minneapolis-based Target Corporation (NYSE: TGT) serves guests at nearly 1,900 stores and at Target.com. Since 1946, Target has given 5% of its profit to communities, which today equals millions of dollars a week. For the latest store count or for more information, visit Target.com/Pressroom. For a behind-the-scenes look at Target, visit Target.com/abullseyeview or follow @TargetNews on Twitter.
For more on the Target Foundation, click here.

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TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended
(millions, except per share data) (unaudited)	May 2, 2020	May 4, 2019	Change
Sales	$19,371	$17,401	11.3%
Other revenue	244	226	7.7
Total revenue	19,615	17,627	11.3
Cost of sales	14,510	12,248	18.5
Selling, general and administrative expenses	4,060	3,663	10.9
Depreciation and amortization (exclusive of depreciation included in cost of sales)	577	581	(0.8)
Operating income	468	1,135	(58.7)
Net interest expense	117	126	(6.8)
Net other (income) / expense	22	(12)	(283.8)
Earnings from continuing operations before income taxes	329	1,021	(67.8)
Provision for income taxes	45	229	(80.0)
Net earnings from continuing operations	284	792	(64.2)
Discontinued operations, net of tax	—	3
Net earnings	$284	$795	(64.3)%
Basic earnings per share
Continuing operations	$0.57	$1.54	(63.2)%
Discontinued operations	—	—
Net earnings per share	$0.57	$1.54	(63.3)%
Diluted earnings per share
Continuing operations	$0.56	$1.53	(63.3)%
Discontinued operations	—	—
Net earnings per share	$0.56	$1.53	(63.4)%
Weighted average common shares outstanding
Basic	501.0	515.7	(2.8)%
Diluted	505.8	519.5	(2.6)%
Antidilutive shares	0.2	0.1
Dividends declared per share	$0.66	$0.64	3.1%
Note: Per share amounts may not foot due to rounding.

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TARGET CORPORATION

Consolidated Statements of Financial Position

(millions, except footnotes) (unaudited)	May 2, 2020	February 1, 2020	May 4, 2019
Assets
Cash and cash equivalents	$4,566	$2,577	$1,173
Inventory	8,584	8,992	9,060
Other current assets	1,465	1,333	1,374
Total current assets	14,615	12,902	11,607
Property and equipment
Land	6,034	6,036	6,061
Buildings and improvements	30,756	30,603	29,573
Fixtures and equipment	5,486	6,083	5,401
Computer hardware and software	2,597	2,692	2,553
Construction-in-progress	803	533	574
Accumulated depreciation	(19,087)	(19,664)	(18,456)
Property and equipment, net	26,589	26,283	25,706
Operating lease assets	2,235	2,236	2,019
Other noncurrent assets	1,367	1,358	1,287
Total assets	$44,806	$42,779	$40,619
Liabilities and shareholders’ investment
Accounts payable	$9,625	$9,920	$8,360
Accrued and other current liabilities	4,619	4,406	3,823
Current portion of long-term debt and other borrowings	168	161	1,056
Total current liabilities	14,412	14,487	13,239
Long-term debt and other borrowings	14,073	11,338	11,357
Noncurrent operating lease liabilities	2,249	2,275	2,064
Deferred income taxes	1,122	1,122	1,034
Other noncurrent liabilities	1,781	1,724	1,808
Total noncurrent liabilities	19,225	16,459	16,263
Shareholders’ investment
Common stock	42	42	43
Additional paid-in capital	6,206	6,226	5,908
Retained earnings	5,775	6,433	5,958
Accumulated other comprehensive loss	(854)	(868)	(792)
Total shareholders’ investment	11,169	11,833	11,117
Total liabilities and shareholders’ investment	$44,806	$42,779	$40,619
Common Stock Authorized 6,000,000,000 shares, $0.0833 par value; 499,919,691, 504,198,962 and 512,312,434 shares issued and outstanding as of May 2, 2020, February 1, 2020, and May 4, 2019, respectively.

Preferred Stock Authorized 5,000,000 shares, $0.01 par value; no shares were issued or outstanding during any period presented.

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TARGET CORPORATION

Consolidated Statements of Cash Flows

	Three Months Ended
(millions) (unaudited)	May 2, 2020	May 4, 2019
Operating activities
Net earnings	$284	$795
Earnings from discontinued operations, net of tax	—	3
Net earnings from continuing operations	284	792
Adjustments to reconcile net earnings to cash provided by operations:
Depreciation and amortization	641	644
Share-based compensation expense	49	46
Deferred income taxes	(4)	59
Noncash losses / (gains) and other, net	5	10
Changes in operating accounts:
Inventory	408	438
Other assets	11	17
Accounts payable	(280)	(1,402)
Accrued and other liabilities	170	(281)
Cash provided by operations	1,284	323
Investing activities
Expenditures for property and equipment	(751)	(655)
Proceeds from disposal of property and equipment	6	5
Other investments	1	1
Cash required for investing activities	(744)	(649)
Financing activities
Additions to long-term debt	2,480	994
Reductions of long-term debt	(17)	(13)
Dividends paid	(332)	(330)
Repurchase of stock	(686)	(320)
Accelerated share repurchase pending final settlement	—	(400)
Stock option exercises	4	12
Cash provided by / (required for) financing activities	1,449	(57)
Net increase / (decrease) in cash and cash equivalents	1,989	(383)
Cash and cash equivalents at beginning of period	2,577	1,556
Cash and cash equivalents at end of period	$4,566	$1,173

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TARGET CORPORATION

Operating Results

Rate Analysis	Three Months Ended
(unaudited)	May 2, 2020	May 4, 2019
Gross margin rate	25.1%	29.6%
SG&A expense rate	20.7	20.8
Depreciation and amortization (exclusive of depreciation included in cost of sales) expense rate	2.9	3.3
Operating income margin rate	2.4	6.4
Note: Gross margin rate is calculated as gross margin (sales less cost of sales) divided by sales. All other rates are calculated by dividing the applicable amount by total revenue. Other revenue includes $166 million and $160 million of profit-sharing income under our credit card program agreement for the three months ended May 2, 2020, and May 4, 2019, respectively.

Comparable Sales	Three Months Ended
(unaudited)	May 2, 2020	May 4, 2019
Comparable sales change	10.8%	4.8%
Drivers of change in comparable sales:
Number of transactions	(1.5)	4.3
Average transaction amount	12.5	0.5
Note: Amounts may not foot due to rounding.

Contribution to Comparable Sales Change	Three Months Ended
(unaudited)	May 2, 2020	May 4, 2019
Stores originated channel comparable sales change	0.9%	2.7%
Contribution from digitally originated sales to comparable sales change	9.9	2.1
Total comparable sales change	10.8%	4.8%
Note: Amounts may not foot due to rounding.

Sales by Channel	Three Months Ended
(unaudited)	May 2, 2020	May 4, 2019
Stores originated	84.7%	92.9%
Digitally originated	15.3	7.1
Total	100%	100%

RedCard Penetration	Three Months Ended
(unaudited)	May 2, 2020	May 4, 2019
Target Debit Card	12.7%	13.1%
Target Credit Cards	9.7	10.4
Total RedCard Penetration	22.4%	23.5%
Note: Amounts may not foot due to rounding.

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Number of Stores and Retail Square Feet	Number of Stores			Retail Square Feet (a)
(unaudited)	May 2, 2020	February 1, 2020	May 4, 2019	May 2, 2020	February 1, 2020	May 4, 2019
170,000 or more sq. ft.	272	272	272	48,613	48,619	48,603
50,000 to 169,999 sq. ft.	1,505	1,505	1,501	189,226	189,227	188,918
49,999 or less sq. ft.	94	91	78	2,745	2,670	2,276
Total	1,871	1,868	1,851	240,584	240,516	239,797
(a)In thousands, reflects total square feet less office, distribution center, and vacant space.

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TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share from continuing operations (Adjusted EPS). This metric excludes certain items presented below. We believe this information is useful in providing period-to-period comparisons of the results of our continuing operations. This measure is not in accordance with, or an alternative to, generally accepted accounting principles in the United States (GAAP). The most comparable GAAP measure is diluted earnings per share from continuing operations. Adjusted EPS should not be considered in isolation or as a substitution for analysis of our results as reported in accordance with GAAP. Other companies may calculate Adjusted EPS differently, limiting the usefulness of the measure for comparisons with other companies.

Reconciliation of Non-GAAP Adjusted EPS	Three Months Ended
	May 2, 2020			May 4, 2019
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share	Pretax	Net of Tax	Per Share	Change
GAAP diluted earnings per share from continuing operations			$0.56			$1.53	(63.3)%
Adjustments
Loss on investment (a)	$21	$15	$0.03	$—	$—	$—
Adjusted diluted earnings per share from continuing operations			$0.59			$1.53	(61.3)%
Note: Amounts may not foot due to rounding.
(a)Includes an unrealized loss on our investment in Casper Sleep Inc., which is not core to our continuing operations.

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Earnings from continuing operations before interest expense and income taxes (EBIT) and earnings from continuing operations before interest expense, income taxes, depreciation and amortization (EBITDA) are non-GAAP financial measures. We believe these measures provide meaningful information about our operational efficiency compared with our competitors by excluding the impact of differences in tax jurisdictions and structures, debt levels, and, for EBITDA, capital investment. These measures are not in accordance with, or an alternative for, GAAP. The most comparable GAAP measure is net earnings from continuing operations. EBIT and EBITDA should not be considered in isolation or as a substitution for analysis of our results as reported in accordance with GAAP. Other companies may calculate EBIT and EBITDA differently, limiting the usefulness of the measures for comparisons with other companies.

EBIT and EBITDA	Three Months Ended
(dollars in millions) (unaudited)	May 2, 2020	May 4, 2019	Change
Net earnings from continuing operations	$284	$792	(64.2)%
+ Provision for income taxes	45	229	(80.0)
+ Net interest expense	117	126	(6.8)
EBIT	$446	$1,147	(61.1)%
+ Total depreciation and amortization (a)	641	644	(0.6)
EBITDA	$1,087	$1,791	(39.3)%
(a)Represents total depreciation and amortization, including amounts classified within Depreciation and Amortization and within Cost of Sales.

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We have also disclosed after-tax return on invested capital from continuing operations (ROIC), which is a ratio based on GAAP information, with the exception of the add-back of operating lease interest to operating income. We believe this metric is useful in assessing the effectiveness of our capital allocation over time. Other companies may calculate ROIC differently, limiting the usefulness of the measure for comparisons with other companies.

After-Tax Return on Invested Capital
(dollars in millions)
	Trailing Twelve Months
Numerator	May 2, 2020	May 4, 2019
Operating income	$3,992	$4,204
+ Net other income / (expense)	(26)	33
EBIT	3,966	4,237
+ Operating lease interest (a)	87	84
- Income taxes (b)	855	878
Net operating profit after taxes	$3,198	$3,443

Denominator	May 2, 2020	May 4, 2019	May 5, 2018
Current portion of long-term debt and other borrowings	$168	$1,056	$283
+ Noncurrent portion of long-term debt	14,073	11,357	11,107
+ Shareholders' investment	11,169	11,117	11,158
+ Operating lease liabilities (c)	2,448	2,231	2,157
- Cash and cash equivalents	4,566	1,173	1,060
Invested capital	$23,292	$24,588	$23,645
Average invested capital (d)	$23,940	$24,116

After-tax return on invested capital	13.4%	14.3%
(a)Represents the add-back to operating income driven by the hypothetical interest expense we would incur if the property under our operating leases were owned or accounted for as finance leases. Calculated using the discount rate for each lease and recorded as a component of rent expense within SG&A. Operating lease interest is added back to Operating Income in the ROIC calculation to control for differences in capital structure between us and our competitors.
(b)Calculated using the effective tax rates for continuing operations, which were 21.1 percent and 20.3 percent for the trailing twelve months ended May 2, 2020, and May 4, 2019, respectively. For the twelve months ended May 2, 2020, and May 4, 2019, includes tax effect of $837 million and $861 million, respectively, related to EBIT and $18 million and $17 million, respectively, related to operating lease interest.
(c)Total short-term and long-term operating lease liabilities included within Accrued and Other Current Liabilities and Noncurrent Operating Lease Liabilities.
(d)Average based on the invested capital at the end of the current period and the invested capital at the end of the comparable prior period.